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                                  EXHIBIT 12.1

                    Statement Regarding Computation of Ratios

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Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 44, Selected Financial Data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, included in this report.

(Calculation)
Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

                                               December 31,
                     ----------------------------------------------------------------
                        2002         2001          2000          1999         1998
                     ----------   ----------    ----------    ----------   ----------
Net Income           $2,673,817   $2,412,403    $2,325,906    $2,450,381   $2,033,025

Weighted Average
Shares Outstanding    1,538,443    1,538,443     1,538,443     1,538,443    1,538,443

Per Share Amount     $     1.74   $     1.57    $     1.51    $     1.59   $     1.32

(Calculation)
Cash dividends/ Shares issued
= Cash dividends declared per share

                                               December 31,
                     ----------------------------------------------------------------
                        2002         2001          2000          1999         1998
                     ----------   ----------   ------------   ----------   ----------
Cash dividends       $1,061,526   $1,046,041    $  980,542    $  827,247   $  732,677

Shares issued         1,538,443    1,538,443     1,538,443     1,538,443    1,538,443

Per Share Amount     $      .69   $      .68    $      .64    $      .54   $      .48

(Calculation)
Stockholders' Equity/ Shares issued
= Book Value per share

                                                   December 31,
                       --------------------------------------------------------------------
                           2002          2001          2000           1999          1998
                       -----------   -----------    -----------   -----------   -----------
Stockholders' Equity   $22,459,633   $20,248,968    $18,225,100   $16,055,472   $15,460,938

Shares issued            1,538,443     1,538,443      1,538,443     1,538,443     1,538,443

Per Share Amount       $     14.60   $     13.16    $     11.85   $     10.44   $     10.05

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(Calculation)
Net Income / Total average assets
= Return on Average Assets

                                                 (In thousands)
                                                  December 31,
                           ----------------------------------------------------
                             2002       2001       2000       1999      1998
                           --------   --------   --------   --------   --------
Net Income                 $  2,674   $  2,412   $  2,326   $  2,450   $  2,033

Total Average Assets       $252,543   $217,006   $203,529   $183,436   $164,630

Return on Average Assets       1.06%      1.11%      1.14%      1.34%      1.23%

(Calculation)
Net Income / Average stockholders' equity
= Return on Average Equity

                                               (In thousands)
                                                December 31,
                           -----------------------------------------------
                             2002      2001     2000       1999      1998
                           -------   -------   -------   -------   -------
Net Income                 $ 2,674   $ 2,412   $ 2,326   $ 2,450   $ 2,033

Total Average
Stockholders' Equity       $20,302   $18,902   $17,448   $16,087   $14,697

Return on Average Equity     13.17%    12.76%    13.33%    15.23%    13.83%

(Calculation)
Average Equity / Average stockholders' equity
= Average Equity to Average Assets

                                             (In thousands)
                                              December 31,
                       ----------------------------------------------------------
                         2002       2001          2000          1999       1998
                       --------   --------   --------------   --------   --------
Total Average
Stockholders' Equity   $ 20,302   $ 18,902      $ 17,448      $ 16,087   $ 14,697

Total Average Assets   $252,543   $217,006      $203,529      $183,436   $164,630

Average Equity
   to Average Assets       8.04%      8.71%         8.57%         8.77%      8.93%

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(Calculation)
Cash dividends per share / Net income per share
= Dividend Payout Ratio

                                         December 31,
                        -----------------------------------------
                          2002    2001    2000     1999     1998
                        ------   -----   ------   ------   ------
Cash dividends
   per share            $  .69   $ .68   $  .64   $  .54   $  .48

Net income per share    $ 1.74   $1.57   $ 1.51   $ 1.59   $ 1.32

Dividend Payout Ratio    39.66%  43.31%   42.38%   33.96%   36.36%

(Calculation)
Loans/ Total deposits
= Loan to Deposit Ratio

                                                      December 31,
                        ------------------------------------------------------------------------
                            2002           2001           2000           1999           1998
                        ------------   ------------   ------------   ------------   ------------
Loans                   $136,771,760   $120,943,839   $114,053,003   $110,488,432   $103,555,319

Total deposits          $231,375,582   $203,771,954   $173,668,578   $161,557,932   $147,784,819

Loan to Deposit Ratio          59.11%         59.35%         65.67%         68.39%         70.07%